Exhibit 10.33
November 5, 2008

Shire Pharmaceuticals Ireland Limited
5 Riverwalk, Citywest Business Campus
Dublin 2, Ireland

Re:	Termination of Project for Development of Amphetamine Transdermal Delivery System
Ladies and Gentlemen:
     Reference is made to (1) the Letter Agreement dated as of June 15, 2004, by and between Noven Pharmaceuticals, Inc. (“Noven”) and Shire US Inc. (“Shire US”), relating to the Development of the Amphetamine Transdermal Delivery System (the “2004 Agreement”), which agreement was assigned by Shire US to, and assumed by, its affiliate Shire Pharmaceuticals Ireland Limited (“Shire Ireland” and, collectively with Shire US, “Shire”); (2) the Letter Agreement dated as of May 4, 2007, by and between Noven and Shire Ireland, which supplemented and amended the 2004 Agreement (the “2007 Agreement”); and (3) the Letter Agreement dated as of June 4, 2007, by and between Noven and Shire Ireland, which further amended the 2004 Agreement, and pursuant to which Shire Ireland exercised its “Buy-Back Right” granted under the 2007 Agreement (the “Buy-Back Agreement”). The 2004 Agreement, the 2007 Agreement and the Buy-Back Agreement are referred to herein collectively as the “ATS Agreements.”
     Pursuant to the 2004 Agreement, Noven and Shire Ireland agreed to work together on a project (the “Project”) to develop an Amphetamine Transdermal Delivery System (the “Product”). Shire Ireland has notified Noven of its decision not to develop or commercialize the Product and its election to terminate the Project and the ATS Agreements. This letter agreement (this “Agreement”) confirms the agreement of Noven and Shire Ireland with respect to the termination of the Project.
     In consideration of the mutual covenants and agreements of the parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Noven and Shire Ireland hereby agree as follows:
     1. Capitalized Terms. Capitalized terms used and not defined in this Agreement shall have the meanings set forth in the 2004 Agreement, except where amended by the 2007 Agreement or the Buy-Back Agreement.

Shire Pharmaceuticals Ireland Limited
November 3, 2008

     2. Termination of Project; Effect of Termination. The Project is hereby terminated, effective as of the date of this Agreement. The parties acknowledge and agree that the Project has been terminated by Shire Ireland without cause pursuant to Section 7 of the 2004 Agreement. It is acknowledged and agreed that each of the ATS Agreements shall be of no further force or effect from and after the date of this Agreement, and that neither Noven nor Shire Ireland shall have any further right, interest, liability or obligation with respect to the Project, under the ATS Agreements or otherwise, from and after the date of this Agreement, except as provided in Paragraph 3 below and except that (i) Sections 10, 11, 13 and 14 of the 2004 Agreement shall survive termination of the Project and shall remain in full force and effect in accordance with their terms, (ii) the provisions of this Agreement and the rights and obligations of the parties hereunder shall remain in full force and effect, and (iii) any payment or similar liabilities or obligations currently owed or payable under the ATS Agreements as of the date of this Agreement shall survive termination of the ATS Agreements and shall remain owed and payable in accordance with their terms. The parties agree that neither party has any claims or causes of action under the ATS Agreements arising prior to the date of this Agreement. For the avoidance of doubt, the parties agree that except as specifically set forth herein, all payment obligations under the ATS Agreements have been paid in full.
     3. Confidentiality. The confidentiality provisions of Section 8 of the 2004 Agreement shall remain in full force and effect. However, the non-compete obligations set forth in the second sentence of Section 8 of the 2004 Agreement are terminated and have no further force or effect.
     4. Noven Arising Intellectual Property. All information, data, inventions, improvements, know-how, technology and intellectual property learned, made, conceived or developed by either Noven or Shire, whether alone or jointly with the other, in developing the Product during the term of the Project, including any patent applications, patents or similar registrations obtained thereon (collectively “Arising Intellectual Property”) that relates solely to transdermal delivery systems and pharmaceutical compositions (whether or not related to amphetamines), including pharmacokinetic and clinical data and the like generated therefrom, packaging technology, manufacturing processes, and the like, for use to deliver or manufacture drugs, including amphetamines, is the sole property of Noven (collectively, the “Noven Arising Intellectual Property”). Shire Ireland shall provide reasonable cooperation by executing any documents necessary to transfer to Noven title in and to the Noven Arising Intellectual Property. Upon execution of this Agreement, Shire shall promptly transfer the IND for the d-l Product, and, for a period of six months following the date hereof, shall transfer any other information, data, records and evidence of any Noven Arising Intellectual Property in the possession of Shire Ireland or any of its affiliates (including without limitation results of clinical trials) reasonably requested by Noven, to Noven and shall provide appropriate regulatory notices to Noven. Upon the expiration of such six month period and upon the written request of Noven, Shire shall destroy all information, data, records and evidence of any Noven Arising Intellectual Property in whatever form, which destruction shall promptly be certified in writing by Shire to Noven.

Shire Pharmaceuticals Ireland Limited
November 3, 2008

     5. Shire Arising Intellectual Property. All Arising Intellectual Property that relates solely to amphetamine drugs themselves and their pharmaceutical treatments, indications and uses, is the sole property of Shire Ireland (collectively, the “Shire Arising Intellectual Property”). For the avoidance of doubt, it is acknowledged and agreed that the term “use” as used in the foregoing sentence does not include the incorporation of a drug or other substance into a transdermal delivery platform. Noven shall provide reasonable cooperation by executing any documents necessary to transfer to Shire Ireland title in and to the Shire Arising Intellectual Property.
     6. For the avoidance of doubt, the parties acknowledge and agree that nothing herein shall restrict: (i) Shire’s ability to develop or commercialize an amphetamine transdermal delivery system in the future, provided that such product does not incorporate or use any Noven Intellectual Property, including any Noven Arising Intellectual Property; and (ii) Noven’s ability to develop or commercialize a d-amphetamine Product, including the d-amphetamine Product developed as part of the Project, subject to Noven’s royalty obligations under Section 7 of this agreement.
     7. Commercialization of Noven Amphetamine Product. Noven may elect to develop and commercialize the Product or another amphetamine product that incorporates Noven Arising Intellectual Property and/or Shire Arising Intellectual Property, including Shire’s clinical trial data and/or regulatory filings (a “Noven Amphetamine Product”); provided that Noven shall only use Shire Arising Intellectual Property in the area of transdermal delivery. In such event, Noven shall compensate Shire Ireland out of Noven’s proceeds from the commercialization of a Noven Amphetamine Product by paying to Shire Ireland a 1% royalty on the Net Sales (as defined below) of such Noven Amphetamine Product for the commercial life of the product. For purposes of this Agreement, the term “Net Sales” shall mean, for any period of determination, the amount actually received by Noven from the commercialization of the Noven Amphetamine Product during such period, after deducting (i) discounts actually allowed, (ii) credits actually allowed for claims, allowances or returned products, (iii) rebates and administrative or services fees actually paid, (iv) prepaid freight, (v) sales taxes, value added taxes, duties and other governmental charges or rebates actually paid in connection with the sale (but excluding income taxes), to the extent not reimbursed, and (vi) amounts repaid or credited for uncollectible amounts on previously sold product. For the avoidance of doubt, Net Sales will include any product approval milestones, sales milestones and royalty payments paid to Noven by a third party, but will not include any development milestones or similar payments that Noven may receive prior to product approval.
     8. Governing Law. This Agreement shall be construed in accordance with and governed by the substantive laws of the State of Delaware, without giving effect to the conflict of law principles thereof.
     9. Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or in the aggregate, shall bear the signatures of the duly authorized representatives of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute one and the same instrument. Facsimile signatures of the authorized signatories of the parties shall constitute due execution and delivery of this Agreement.

Shire Pharmaceuticals Ireland Limited
November 3, 2008

     10. Amendment. The terms of this Agreement shall not be amended, modified, varied or supplemented, except in writing signed by the duly authorized representatives of the parties.
     11. Assignment. No party shall have a right to assign this Agreement or delegate any of its rights, interests, duties or obligations hereunder without the prior written consent of the other party (which consent may be granted or withheld in such party’s sole discretion); provided however that any party may assign this Agreement to any of its affiliates without the prior written consent of the other party; and provided further that no assignment of this Agreement shall relieve the assignor of any of its obligations or liabilities under this Agreement. Notwithstanding the foregoing, either party may assign this Agreement without the other party’s prior written consent in connection with the transfer or sale of all or substantially all of its assets or business or its merger or consolidation with another person upon written notice to the other party. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. For the avoidance of doubt, it is acknowledged and agreed that there shall be no restriction upon Noven’s ability to assign, license or transfer any Noven Amphetamine Product or Noven Arising Intellectual Property to any person or entity, and that no consent or approval of Shire Ireland or any of its affiliates shall be required in connection with any such assignment, license or transfer.
     12. Severability. If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability of that provision shall not affect the other provisions of this Agreement and all provisions hereof not affected by the invalidity or unenforceability shall remain in full force and effect.
     13. Entire Agreement; Conflicts. This Agreement, together with the ATS Agreements, represents the entire agreement between the parties relating to the subject matter hereof. In the event of any conflict between any provision of this Agreement and any of the ATS Agreements, this Agreement shall control.
[Signatures on Following Page]

Shire Pharmaceuticals Ireland Limited
November 3, 2008

     If you are in agreement with the terms and conditions set forth herein, please so indicate by signing where indicated below and return an executed copy to me.

Sincerely, NOVEN PHARMACEUTICALS, INC.
By:	/s/ Jeffrey F. Eisenberg
	Name:	Jeffrey F. Eisenberg
	Title:	Executive Vice President

Acknowledged and Agreed this
5th day of November 2008 by
SHIRE PHARMACEUTICALS IRELAND LIMITED

By:	/s/ Michael Gaboy
	Name:	Michael Gaboy
	Title:	Director